Exhibit 10.5

Contract No. M-00005-2013

Dated March 3, 2013

HEILONGJIANG FEIHE DAIRY CO., LTD.
as Borrower

WING LUNG BANK LIMITED, SHANGHAI BRANCH
as Lender

RMB15,000,000 Loan Agreement

This Agreement is dated March 3, 2013 and made between：

(1)	Heilongjiang Feihe Dairy Co., Ltd. as borrower (the “Borrower”), whose registered address is at Qingxiang Street, Kedong town, Kedong county, Heilongjiang Province; and

(2)	Wing Lung Bank Limited, Shanghai Branch as lender (the “Lender”), whose office is at Room 2601-2609, 26/F, Phase II Office Tower Shanghai IFC, 8 Century Avenue, Pudong New Area, Shanghai.

WHEREAS:

(1)
Wing Lung Bank Limited, Cathay United Bank and other financing parties (together, the “Group Financing Parties”, including successors and assigns of the aforesaid parties’ rights and obligations) and Platinum Infant Formula Holding Limited (a limited liability company incorporated in the Cayman Islands, whose registered office is at 87 Mary Street, George Town, Grand Cayman, KY1-9005, Cayman Islands) as borrower (the “Group Borrower”), entered into a US$50,000,000 loan agreement on March 3, 2013 (the “Group Loan Agreement”, including amendments and supplements from time to time), where the Group Financing Parties agree to provide a loan (the “Group Loan”) to the Group Borrower, with the proceeds being applied to, inter alia, the acquisition of Feihe International, Inc. (a Utah corporation, whose registered address is at 1108 E South Union Ave., Midvale, UT 84047, the “Target”) which indirectly holds the entire equity interest of the Borrower;

(2)
At the completion of the aforesaid acquisition, the Target will be completely owned by the Group Borrower. In order to support the production and operation of the Borrower (together with support of the Group Loan), and to create security interests on the properties the Corporate Obligors hold within China, the Lender agrees to extend, and the Borrower agrees to borrow, the Loan pursuant to this Agreement.

(3)
The Borrower (as borrower) and the Lender (as credit bank) have entered into a credit agreement on March 3, 2013 (hereinafter, the “Credit Agreement”, including supplements and amendments), with the line of credit being RMB70,000,000. This Agreement is a Business Agreement that is executed within the Credit Period and Line of Credit of the Credit Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Unless otherwise specified or context requires otherwise, terms in this Agreement shall have the same meaning as the terms (in bold print) defined in the Credit Agreement. In addition, except for the terms in bold print defined in the preamble, the following terms in bold print shall have the meaning as follows (in alphabetical order):

“Affiliate” means, in relation to any person, a Subsidiary of that person, a Holding Company of that person, or any other Subsidiary of that Holding Company.

“Agreement Date” means the date on which this Agreement is executed.

“Borrower’s Real Estate” has the same meaning as set forth in the Credit Agreement.

“Borrower’s Real Estate Mortgage Agreement” has the same meaning as set forth in the Credit Agreement.

“Break Costs” means the amount (if any) by which: (1) the interest which the Lender should have received pursuant to the terms of this Agreement for the period from the date of receipt or recovery of all or any part of a Loan to the actual payment date of such amount or last day of the current Interest Period in respect of that Loan, had such Loan been paid before or on the Final Maturity Date; exceeds (2) the amount which the Lender would be able to obtain by placing an amount equal to such Loan received or recovered by deposit with the PBC for a period starting on the Business Day of the receipt or recovery and ending on the last day of the current Interest Period.

“Business Agreement(s)” has the same meaning as set forth in the Credit Agreement.

“Business Day” means a day on which banks in Beijing and Shanghai in the PRC are open for general business, and Saturdays and/or Sundays that are designated as business days (other than Saturdays and Sundays that are not designated to be business days, as well as legal holidays).

“Business Finance Documents” mean (1) the Credit Agreement, (2) this Agreement, (3) the Security Documents, and (4) other documents signed by the Borrower and Lender for the execution of this Agreement.

“Commitment” means RMB15,000,000.

“Corporate Obligors” mean the Borrower and each of the other PRC Subsidiaries; any “Corporate Obligor” means the Borrower or any other PRC Subsidiary.

“Default” means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of a notice, the making of any determination under this Agreement or any combination of the foregoing) be an Event of Default.

“Event of Default” means any event or circumstance specified as such in Clause 16 (Events of Default).

“Final Maturity Date” means the date falling 3 years from the initial Utilization Date，which can be extended in pursuant to a valid agreement between the Parties.

“Financial Indebtedness” for any organization or legal person means any indebtedness incurred by such entity from time to time, for or in respect of: (a) any loan from a bank or financial institution, or any remaining credit balance; (b) any bond, commercial paper, or other debt securities or certificates; (c) any acceptance credit or note discounted; (d) any receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis); (e) any acquisition cost payable in acquiring or taking possession of any asset, and any prospective or deferred payment arrangement (main purpose of which is to reach a financing agreement for the acquisition of such asset); (f) any financial leasing; (g) any currency swap, interest swap, cap, collar or other derivative instruments (liability incurred as a result of the derivative instruments shall be evaluated against the marked to market value for such instrument during the relevant time frame (other than the liabilities due and payable under such arrangement)); (h) any amount raised under any other transaction having the commercial effect of a borrowing or debt financing; or (i) any guarantee, compensation or similar guarantees for any of the items referred to in paragraph (a) to (h) above.

“Gannan Flying Crane” has the same meaning as set forth in the Credit Agreement, which refers to Gannan Flying Crane Dairy Products Co., Ltd.

“Gannan Flying Crane 29,689-Square-Meter Land" means the 29,689.19 square meters land listed in Schedule 2 (List of Gannan Flying Crane’s Land Use Rights) of the Credit Agreement.

“Gannan Flying Crane 200,000-Square-Meter Land" means the 20,000 square meters land listed in Schedule 2 (List of Gannan Flying Crane’s Land Use Rights) of the Credit Agreement.

“Gannan Flying Crane Land and Buildings Mortgage Agreements” means (1) Gannan Flying Crane Buildings Mortgage Agreement as set forth in the Credit Agreement; and Gannan Flying Crane Land Mortgage Agreements as set forth in the Credit Agreement.
“Gannan Flying Crane Land Mortgage Agreements” has the same meaning as set forth in the Credit Agreement.

“Gannan Flying Crane Land Use Rights” has the same meaning as set forth in the Credit Agreement.

“Gannan Flying Crane Longjiang Branch" has the same meaning as set forth in the Credit Agreement, which refers to the Gannan Flying Crane Dairy Products Co., Ltd. Longjiang Branch.

“Gannan Flying Crane Buildings" has the same meaning as set forth in the Credit Agreement.

“Guarantor” shall have the same meaning as set forth in the Credit Agreement, which refers to Mr. You-Bin Leng (identification number: 232602196902013335; PRC passport number: G61880114).

“Guarantee Agreement” shall have the same meaning as set forth in the Credit Agreement.

“Holding Company” means, if a company is a Subsidiary of another company, then the latter company is the Holding Company of the aforesaid company。

“Interest Determination Date” for any Loan, means the Utilization Date or the first Business Days of each Interest Period of such loan.

“Interest Payment Date” for any loan, means the last day of each Interest Period and the Final Maturity Date of such loan.

“Interest Period” shall have the meaning as specified in Clause 8.1.

“Lending Interest Rate” means 120% of the applicable PBC Interest Rate for the 3 to 5-year term-loan.

“Line of Credit” means the line of credit provided by the Lender to the Borrower, made available under this Agreement; the principal amount of the Line of Credit shall not exceed RMB15,000,000.

“Loan” means the principal amount of each loan or balance of such principal amount for the Borrower under the Line of Credit.

“Loan Account” means a RMB account of the Borrower set up at the Lender’s branch, only purpose of which is to utilize and repay any loan-related payment.

“Material Adverse Effect” means a material adverse effect on: (a) the business. operations, assets, debts, financial or other conditions, or prospects of any Obligor; (b) the ability of any obligor to perform its obligations under the Business Finance Documents to which it is a party; or (c) the validity, effectiveness or enforceability of the Business Finance Documents, or the rights of the Lender under the Business Finance Documents.

“Obligors” mean the Borrower, the Guarantor, and each of the other PRC Subsidiaries; any “Obligor” means the Borrower, the Guarantor or any other PRC Subsidiary.

“Original Financial Statements” mean the Borrower’s audited financial statements for its financial year ended on December 31, 2011.

“Party” means a party to this Agreement.

“Payment Authorization Letter” means a payment authorization letter that conforms to the form and substance of Schedule 2 (Format of the Payment Authorization Letter).

“PBC” means the People’s Bank of China.

“PBC Default Rate” means the annual interest rate that is 150% of the then applicable Lending Interest Rate.

“PBC Interest Rate” means, on an Interest Determination Date, the then applicable 3 to 5-year RMB annual benchmark lending interest rate released on the PBC website.

“PBC Misuse Rate” means the annual interest rate that is 200% of the then applicable Lending Interest Rate.

“Potential Event of Default” means any event which, with the giving of notice, the lapse of time, the making of any determination regarding its importance, or the fulfillment of any condition (or any combination of the foregoing) will constitute an Event of Default.

“PRC” means the People’s Republic of China, excluding, for the purpose of this Agreement, the Special Administration Region of Hong Kong, the Special Administration Region of Macau, and Taiwan.
“PRC Accounting Principles” means generally accepted accounting principles and standards in the PRC that is applicable to the Borrower from time to time.

“PRC Subsidiaries” mean the Borrower and the Gannan Flying Crane.

“Project Real Estate” has the same meaning as set forth in the Credit Agreement.

“Project Real Estate Mortgages” has the same meaning as set forth in the Credit Agreement.

“Registration Authorities” mean any housing departments, land and resources management departments, administrative departments of housing and land, any authorized local branches or real estate trading centers, which are in charge of the registration of land and/or housing mortgages.

“Security Documents” means (1) the Guarantee Agreement; (2) the Project Real Estate Mortgages; and (3) other security documents entered into by the Borrower and the Lender for the execution of this Agreement.

“Security Interest” means any mortgage, charge (fixed or floated), pledge, lien, encumbrance or any other agreement having the same effect.

“Subsidiary” means, in relation to any person, a person which is controlled, directly or indirectly by the first mentioned person; or more than half of the issued share capital (or similar interests which has the same effect), of which is beneficially owned, directly or indirectly by the first mentioned person.

“Utilization Date” means the date on which the Loan is to be made, and is subject to the date such amount is set aside by the Lender.

“Utilization Period” means the period starting from, and including, the Agreement Date, to the date falling 9 months from the Agreement Date, which can be extended in pursuant to a written notice from the Lender.

1.2              Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)
a “person” includes any individual, company, partnership, firm, association, or government agency (including any department of the government), or any other entity acting as an individual, trustee, or with other status;

“assets” include properties, revenues and rights of every description;

“authorization” includes any authorization, consent, approval, resolution, license, exemption, filing or registration;

“tax” means any tax, levy, impost, duty, or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“control” means the power to control the management and policy of any corporate entity, regardless of whether such power comes from the voting rights, contract or otherwise.;

“RMB” means the lawful currency of the PRC;

“month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that: (1) if the numerically corresponding day is not a Business Day, then the period shall end on the next Business Day in that calendar month if there is one, or if there is not, on the immediately preceding Business Day; (2) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month;

“including” shall contain the meaning “not limited to”; and

(ii)
“regulation” includes any regulation, rule, official directive (whether or not having the force of law) of any governmental, agency, department, regulatory or self-regulatory agency, or other authority or organization;

a provision of law, regulation or rule is a reference to that provision as amended or re-enacted;

(iii)	the singular includes the plural and vice versa;

(iv)	(A) Clause or a Schedule is a reference to a clause or schedule in this Agreement;

(B)	a person, or a party to the Group Loan Agreement or the Business Finance Documents shall include the aforesaid person’s or party’s successors and permitted assigns; and

(C)
the Group Loan Agreement, the Business Finance Documents or any other documents shall also include amended, updated, or supplemented versions (but such inclusion shall not be detrimental to the provisions of the Group Loan Agreement, Business Finance Documents regarding amendments, updates or supplements).

(v)	unless provided otherwise, a time of day is a reference to Beijing time.

(b)	Contents and headings are for ease of reference only, and shall not be used to interpret this Agreement.

2.	THE LOAN

Subject to the terms of this Agreement, the Lender agrees to make available to the Borrower a RMB term loan facility in an amount not exceeding the Commitment.

3.	PURPOSE

3.1	The Loan borrowed by the Borrower shall be applied by the Borrower for the purpose of repaying working capital loans from other banks and the purchase of raw materials and other goods.

3.2
The Borrower shall not apply the Loan for other purposes on any ground. The Borrower shall not use the Loan for investments in securities or futures market; shall not use the Loan for investments in fixed assets or equity; and shall not use the Loan for sectors and purposes where production, operation or investment is prohibited by the State.

3.3
The Lender shall have the right to monitor or examine the application of the Loan, and the obligations of the Borrower shall not be affected (including, but not limited to, the Borrower’s obligation in record preparation and record keeping of the applications of the Loan; within a reasonable period after the request of the Lender, the Borrower’s obligation in providing the Lender and any of its representatives or professional advisers information about post-lending management, applications of the Loan and fund flows, etc; and permission given to the Lender and any of its representatives or professional advisers for the inspection of the assets, factory buildings, account ledgers and records).

4.	CONDITIONS PRECEDENT

4.1	Initial Conditions Precedent

The Borrower shall not be entitled to submit a Payment Authorization Letter unless the Lender has received all of the documents listed in Schedule 1 (Initial Conditions Precedent) in form and substance satisfactory to the Lender or waiver application for any such condition(s) precedent.

4.2	Further Conditions Precedent

The further conditions precedent for the Lender to provide any Loan under this Agreement are, on the issuing date of such Loan’s Payment Authorization Letter and the relevant Utilization Date, the following conditions have been satisfied:

(a)	The Borrower has paid the loan procurement fees under Clause 18.3 (Loan Procurement Fees) of this Agreement, if it is the first utilization.

(b)
The facility agent bank (Cathay United Bank) under the Group Loan Agreement has provided the Lender with a notice stating that utilization under the Group Loan Agreement has occurred or will occur on the first Utilization Date, if it is the first utilization.

(c)
Representations and warranties the Borrower shall repeat on that day (including the part that is necessary to be repeated under clause 14.1 (Representations and Warranties) under this Agreement) are true and accurate in all respects, with respective to each utilization; and

(d)
With respect to each utilization, no Event of Default or Potential Event of Default has occurred and / or is continuing, and no Event of Default or Potential Event of Default shall be caused by the utilization of the relevant Loan.

5.	UTILIZATION

5.1	Submission of Payment Authorization Letter

(a)
If the Lender received a properly signed and complete original Payment Authorization Letter at least three (3) Business Days before the purposed Utilization Date (excluding such purposed Utilization Date), the Borrower may utilize the Loan under this Agreement within the Utilization Period. Such Payment Authorization Letter shall not be revocable.

(b)	If the Lender received the Payment Authorization Letter after 4 p.m. on any day, the Payment Authorization Letter shall be deemed as received on next Business Day.

5.2	Complete Payment Authorization Letter

A Payment Authorization Letter shall be considered as complete only when it meets the following conditions:

(a)	the purposed Utilization Date shall be a Business Day within the Utilization Period; and

(b)	the designated Loan Account is the account into which the purposed utilized Loan shall be deposited according to the Payment Authorization Letter.

5.3	Loan Disbursement and Payment

The Lender shall directly disburse each Loan’s proceeds to the specific payee through the Loan Account (a RMB account of the Borrower opened at the Lender’s branch) before 4 p.m. on the Utilization Date of such Loan in accordance with the instructions of the Payment Authorization Letter. The Lender has the right (but no obligation) to rely on and act upon any seemingly complete Payment Authorization Letter, and relevant documents or information, even if such Payment Authorization Letter, relevant documents, or information are not true, not properly signed, or not accurate in other respects.

After the Agreement Date, the Lender is entitled to terminate the disbursement and payment of related Loan’s proceeds if the following occurs:

(1)	The credit standing of the Borrower deteriorates; or
(2)	the Borrower does not pay the Loan fund as per this Agreement.

5.4	Cancellation of Commitment

Any Commitment not utilized, at the closing of the expiry day of the Utilization Period, shall be automatically cancelled, except when the Utilization Period is extended as per the written notice by the Lender.

6.	REPAYMENT

The Borrower shall repay the full amount of the principal of the Loan and all interest payable in a lump sum on the Final Maturity Date.

7.	PREPAYMENT AND CANCELLATION

7.1	No Prepayment

Except in accordance with this Clause 7, the Borrower shall not make any prepayment of any amount under this Agreement. If the Borrower is permitted to make prepayments in accordance with this Clause 7, any amount prepaid shall not be reborrowed.

7.2	Voluntary Cancellation of Commitment

The Borrower shall not cancel the Commitment without the prior written consent of the Lender.

7.3	Voluntary Prepayment of Loan

The Borrower shall not make any prepayment on the Loan without the prior written consent of the Lender.

7.4	Mandatory Prepayment for Illegality

If it will or may become illegal in accordance with the laws of any jurisdiction for the Lender to fulfill any of its obligations in accordance with this Agreement or maintain or raise funds to support the Loan, the Lender has the right (but no obligation) to notify the Borrower of its prepayment requests. Within 14 days after the Lender notifies the Borrower or on the date specified in the notice from the Lender to the Borrower (this date shall not be earlier than any applicable grace period under the law) (whichever is earlier), the Borrower shall repay all outstanding Loan plus accrued interest and the Break Costs, and the portion of undrawn Commitment shall be immediately cancelled.

7.5	Other Mandatory Prepayment

If the Group Borrower is obliged to repay all loans or cancel all commitments under the Group Loan Agreement according to Mandatory Prepayment under clause 8 of the Group Loan Agreement, the Lender has the right (but no obligation) to notify the Borrower of its prepayment requests, and the Borrower shall repay all outstanding Loan plus accrued interest on the date specified in the notice from the Lender to the Borrower, and the portion of undrawn Commitment shall be immediately cancelled.

8.	INTEREST PAYMENT

8.1	Interest Period and Interest Payment Date

Under this Agreement, each Interest Period of any Loan shall be six months from the Utilization Date of such loan (including the first, but not the last day) (this period is called “Interest Period”). However, the final Interest Period shall terminate on the Final Maturity Date, and the Final Maturity Date shall be the Interest Payment Date of the aforesaid Interest Period. If the final Interest Period is less than six months, the interest for this Interest Period shall be calculated based on the actual number of days in this Interest Period.

The Borrower pays interest of each Loan on every Interest Payment Date of such Loan, and the full amount of interest is paid-off along with the principal on the Interest Payment Date of the last Interest Period (namely, the Final Maturity Date).

9.	INTEREST RATE

9.1	INTEREST RATE

The annual interest rate of the Loan is 120% of the PBC Interest Rate applicable to a loan period of three to five years. The PBC Interest Rate shall be determined by the Lender on the Interest Determination Date, and the Lender shall notify the Borrower in writing in a timely fashion after the beginning of the related Interest Periods.

9.2	CHANGES TO THE PBC INTEREST RATE

For the avoidance of doubt, if the PBC announces any change to the PBC Interest Rate during an Interest Periods, the applicable PBC Interest Rate for the Loan under Clause 9.1 of this Agreement shall be updated every six months, i.e., the new PBC Interest Rate shall be applied at the beginning of the next Interest Period.

9.3	DEFAULT INTEREST AND INDEMNITIES

(a)	Default interest on overdue payments

In respect to the due but unpaid Loan principal, the Borrower shall pay default interest at the PBC Default Rate as per the request by the Lender. Interest shall accrue on the overdue amount from the due date up to the date of actual payment.

If any interest due on the Loan is not paid on time on the relevant Interest Payment Date, the Borrower shall pay compound interest at the PBC Default Rate, for the period starting on the date of default and ending on the date of full payments received by the Lender.

If any other amount due (including, without limitation, any accrued expenses) under the Business Finance Documents (to which the Borrower is a party) is not paid on time on the relevant Interest Payment Date, the Borrower shall pay the interest at the PBC Default Rate starting from the date of default and ending on the date of full payments received by the Lender.

(b)	Default interest on misused amount

If the Borrower apply any portion of any Loan for any purposes other than listed in Clause 3 (Purpose), in addition to any other rights the Lender holds under this Agreement, the Borrower shall pay default interest at the PBC Misuse Rate. Interest shall accrue from the date of misuse up to the date of full payments received by the Lender. For the avoidance of doubt, if both the PBC Default Rate and the PBC Misuse Rate may apply to such Loan, the PBC Misuse Rate shall apply.

(c)
Any default interest or compound interest accumulated under Clause 9.3 (Default interest) shall be due and payable on the last day of each Interest Period, or on the date on which the full payments of the relevant amount is received by the Lender.

9.4	INTEREST ACCRUAL

Interest under this Agreement (including default interest and compound interest) shall accrue on a daily bais starting from the relevant Utilization Date and shall be calculated by the actual number of days, on a 360-day per year basis.

10.	PAYMENT

10.1	Date and Place

According to this Agreement, all payments payable by the Borrower shall be made into the Loan Account before 11a.m. on the Interest Payment Date, the Final Maturity Date, or the due date of such payments. The Lender shall transfer to itself the amount of payments due to the Lender.

10.2	Currency

Unless otherwise specified in the Agreement, any payment payable by the Borrower under this Agreement shall be paid in RMB.

10.3	Set-off and Counterclaim

The Borrower shall, under any Business Finance Documents to which it is a party, make full payment on all payments and shall not deduct payments on account of any set-off or counterclaim.

10.4	Partial Payments

(a)
If the Lender receives a payment from any Obligor that is insufficient to discharge all the amounts then due and payable by the Obligor under the Business Finance Documents, the Lender is entitled to apply the payment towards the obligations of the Obligor in the following order:

(i)	first, in or towards payment of any accrued default interest due but unpaid under this Agreement to the Lender;
(ii)	second, in or towards payment of interest due but unpaid under this Agreement;
(iii)	third, in or towards payment of any principal due but unpaid under this Agreement; and

(iv)	fourth, in or towards payment of any other sum due but unpaid under the Business Finance Documents.

(b)	The Lender may vary the order set out in paragraphs (a)(i) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any utilization arrangment made by the Borrower.

11.	TAX GROSS UP

(a)	The Borrower shall make all payments under this Agreement without making any tax prepayment, deduction, or withholding, unless a tax deduction, prepayment or withholding is required by law.

(b)
If it is necessary that tax be prepaid or deducted, or any deduction is taken as a result of other circumstance, from any payment which is to be paid or has been paid from the Borrower to the Lender, the Borrower shall correspondingly increase the amount of payment, so as to ensure the net amount received by the Lender shall be equal to the amount that the Lender would have received if no withholding or deduction on the payment had been made.

(c)	The obligations of the Borrower under paragraphs (a) and (b) above shall not apply to the business tax or income tax imposed on the Lender.

12.	MARKET DISRUPTION

If the PBC ceases to announce the PBC Interest Rate applicable to the Loan and there are no similar interest rates that could serve as reference, the Lender shall notify the Borrower. Within 2 Business Days after the issuance of such notice, the Lender shall negotiate and discuss, in good faith, with the Borrower within a period of no more than 7 days, for an interest rate determination mechanism. During the negotiation period, the PBC Interest Rate announced immediately before such an event shall continue to be applicable. If the Parties failed to reach an agreement within this 7-day negotiation period, the Lender shall notify the Borrower in writing of an alternative method for the determination of interest rates. This alternative method shall reasonably reflect the costs (plus reasonable profit margin) the Lender needs to incur in raising adequate funds for the Loan in a similar transaction, through a suitable channel that the Lender deems reasonable. For this purpose, the interest rates calculation method already applicable between the Lender and the Borrower shall be referred to; and the effect of this alternative method on the Lender’s profit margin shall remain relatively consistent with the original calculation method.

13.	CUSTOMER INFORMATION OF BORROWER

(a)
According to the services the Borrower needs and in compliance to the Lender’s “Know Your Customer” requirement, the Lender may require the Borrower to provide relevant information, on the Borrower and / or its shareholders, directors or management personnel and other people associated with the Borrower ("Customer Information"); the Borrower shall actively cooperate with respect to such request. If the Borrower fails to provide the Lender with adequate Customer Information, the Lender may not be able to provide relevant banking services or execute transactions under this Agreement.

(b)
Customer Information, and the details and materials regarding the transactions between the Lender and the Borrower, will be used to, and only be used to those banking services that the Borrower requested the Lender to provide, and for transaction-related purposes under this Agreement. Except for providing the above information to the PRC judicial or other state authorities as per their requests, the Lender shall not use the information for any other purposes, or disclose such information to other persons.

(c)
The Lender shall have the right to preserve the Customer Information for a period the Lender considers necessary or appropriate (regardless of whether the account has been cancelled), and all the above provisions shall be applicable to the entire preservation period of the Customer Information.

14.	REPRESENTATIONS AND WARRANTIES

14.1	Representations and Warranties

The Borrower makes the representations and warranties (in respect to the Borrower itself and each of the other Obligors) set out in this Clause 14.1 to the Lender.

14.1.1	Status

(a)
Each Corporate Obligor is a limited liability corporation, duly incorporated and validly existing under the laws of the PRC, with the necessary power to own its assets and carry on its business as it is being conducted.

(b)	The Guarantor is a natural person, whose nationality is the People's Republic of China.

14.1.2	Legality and Validity

The obligations expressed to be assumed by each relevant Obligor in the Business Finance Documents to which it is a party are legal, valid, binding and enforceable obligations.

14.1.3	Non-conflict

The entry into and performance by each Obligor of, and the transactions contemplated by, the Business Finance Documents, to which it is a party, do not and will not:

(a)	conflict with any law, regulation, provision or judicial or administrative ruling to the Obligor;

(b)	conflict with any Corporate Obligor’s organizational documents such as the articles of association; and

(c)	conflict with any agreement or instrument binding upon the Obligor or its assets, or have Material Adverse Effect or may have Material Adverse Effect based on reasonable expectations.

14.1.4	Power and Authority

(a)
Each Corporate Obligor has the corporate and legal power and authority to enter into, exercise and perform the Business Finance Documents to which it is a party. And each Obligor has taken all necessary corporate actions and other actions to authorize its entry into, performance and delivery of the Business Finance Documents to which it is a party and the transactions contemplated by those Business Finance Documents.

(b)	The Guarantor has full capacity for civil rights and civil conduct to enter into, exercise and perform the Business Finance Documents to which it is a party.

14.1.5	Authority

(a)	to enable each Obligor to lawfully enter into, exercise its rights and comply with its obligations in the Business Finance Documents to which it is a party; and

(b)	to make the Business Finance Documents to which the Obligor is a party valid, enforceable and admissible in evidence in PRC; and

(c)	to make the Obligors able to conduct their business,

all authorizations required or desirable have been obtained and are in full force and effect.

14.1.6	Governing Law and Enforcement

The choice of the governing law in the Business Finance Documents shall be recognizable and enforceable in the PRC.

14.1.7	No Deduction of Tax

No Tax deduction is needed for any of the payment from each Obligor to the Lender under any Business Finance Document under the prevailing laws.

14.1.8	Stamp Taxes

Under the laws of the PRC, save for the stamp duty payable in respect of this Agreement and the Credit Agreement, it is not necessary that any stamp,

registration or similar taxes or fees be paid on the Business Finance Documents

14.1.9	No Default

There is no, and will not be any Event of Default or Potential Event of Default resulting from the disbursement of the Loan. No other event or circumstance is outstanding which constitutes an Event of Default or a Potential Event of Default under any other agreement which is binding on any Obligor or to which its assets are subject to, which has or is reasonably likely to have a Material Adverse Effect.

14.1.10	Information

Any factual information provided by any Obligor in relation to any Loan or Business Finance Documents was true and accurate in all material aspects on the dates when it was provided or stated (if any), and the financial forecasts that was provided or represented its opinions were arrived at on the basis of recent historical information and reasonable assumptions. There is no omission in the information therein, no circumstance that may cause the information to be inaccurate or misleading in any material respects,  and no circumstance that may lead to the above results as a result of providing or concealing any information.

14.1.11	Financial Statements

The audited or unaudited financial statements (including the Original Financial Statements) provided by the Borrower pursuant to the Business Finance Documents were prepared in accordance with the PRC Accounting Principles, and represented a true and fair view of the Borrower’s financial condition by the date of the financial statements in any material respect. There has been no material adverse change in the financial condition of the Borrower since the date of the financial statements, which will lead to a Material Adverse Effect.

14.1.12	Proceedings

No litigation, arbitration or administrative proceedings or labor disputes which are reasonably expected to have a Material Adverse Effect once a negative verdict is made, have been started or, to the best of the knowledge and belief of any Obligor, is pending or threatened against any Obligor .

14.1.13	No Bankruptcy or Liquidation

No action, procedure or legal proceeding to any, or its whole assets or income on bankruptcy, liquidation, dissolution, administration, reorganization, the appointment of a bankruptcy administrator, administrative receiver, trustee or other similar officer has been taken or, to the best of the knowledge and belief of any Obligor, started against any Obligor; and no other person has taken or threatened to take such actions.

14.1.14	Compliance with Laws, Approvals and Permission

The Obligors have acquired all major approval and permits required in their business; their business comply with the provisions of relevant laws and regulations and the conditions and requirements of relevant approvals and permission, as well as relevant national standards and policy objectives; and no Obligors has any unlawful conduct that will or is reasonably expected to have any Material Adverse Effect.

14.1.15	Environmental Laws and Regulations

No environmental claim has been commenced or (to the best of its knowledge and belief) is pending or threatened against the Obligors, resulted from the breach of environmental laws and regulations as well as the conditions and requirements of relevant approvals and permission, where that claim has or is reasonably likely to have any Material Adverse Effect.

14.1.16	Taxation

No Obligor is overdue on the payment of any amount tax, or late in filing any tax returns, where that overdue action has or is reasonably expected to have any Material Adverse Effect.

14.1.17	Ownership

(a)
Each Obligor has the legal, valid and transferable ownership and (if land) land-use right to the respective assets that are provided as security for the Business Finance Documents under the Security Documents, to which it is a party.

(b)
Each Obligor has the legal, valid and transferable ownership or valid lease contract or license to the respective assets required for its business operation, and the appropriate authorization in the use of such assets.

14.1.18	Negative Undertakings and Financial Obligations

Each Obligor is in compliance with Clause 15.20 (Financial Obligations) and Clause 15.21 (Negative Undertakings).

14.1.19	Pari Passu Ranking

(a)
The payment obligations of each Obligor under the Business Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors under the Financial Indebtedness, except for the preferential obligations that are mandatorily provided by laws of general application to companies.

(b)
The Security Documents have created or will create the Security Interest pursuant to their terms; and there is no other Security Interest on the objects except the ones that have been created or will be created pursuant to the Business Finance Documents.

14.1.20	Intellectual Property

Each obligor has the legal, valid maintenance and performance to its respective intellectual property and does not infringe the intellectual property of any other person in its business operations (where the infringement has or is reasonably expected to have any Material Adverse Effect).

14.1.21	No Sovereign Immunity

The entry into by each Obligor of each Business Finance Documents to which it is a party constitutes, and the exercise by it of its rights and performance of its obligations under each Business Finance Documents to which it is a party will constitute commercial act performed for commercial purposes (not for political purposes); and no Obligor will be entitled to claim sovereign immunity from suit, counteraction, judgment, the execution of judgment, attachment or other legal process in any proceedings in relation to any Business Finance Document to which it is a party.

14.1.22	Gannan Flying Crane 200,000 Square-Meter of Land

As of the Agreement Date, there is no house built, building or structure on the Gannan Flying Crane 200,000 Square-Meter of Land; and the Borrower and Gannan Flying Crane have disclosed to the Lender information on the projects under construction or proposed to be constructed on the land.

14.2	Times of Representations and Warranties Made

All the representations and warranties in this Clause 14.1 are made by the Borrower on the Agreement Date and are deemed to be repeated by the Borrower on the date of the Payment Authorization Letter, on the Utilization Date and on the first day of Interest Period upon the existing facts and conditions at that time.

15.	UNDERTAKING

15.1	Duration

The undertakings in this Clause 15 remain in force from the Agreement Date for so long as any amount is outstanding under the Business Finance Documents or any Commitment is in force.

15.2	Abidance

The Borrower shall obtain and shall procure each Obligor to obtain all the relevant and applicable from time to time authorizations to itself, its business and the Business Finance Documents; and such authorizations shall be maintained in full force and effect, and be complied with.

15.3	Compliance with Laws

The Borrower shall (and shall procure each Obligor to) comply in all respects with the laws to which the Loan may be subject to, as well as other laws (including but not limited to the subjected environmental laws) to which it may be subject to, if failure to so comply has or is reasonably expected to have a Material Adverse Effect.

15.4	Taxation

The Borrower shall (and shall procure each Obligor to) pay and discharge all taxes imposed upon it or its assets within the time period allowed, and shall not change its residence for tax purposes.

15.5	Financial Information

(a)	The Borrower shall supply the following materials to the Lender, copies of which shall be certified to be consistent with the originals by the Borrower:

(i)	as soon as possible and in any event within 120 days after the end of each of its financial years its audited financial statements for that financial year;

(ii)	as soon as possible and in any event within 90 days after the end of each half of its financial years its unaudited financial statements for that semester; and

(iii)	other reasonable financial information required by the Lender.

(b)	The Borrower shall procure that the delivered financial statements, pursuant to Clause 15.5, are prepared in accordance with the PRC Accounting Principles.

15.6	Supply of information

(a)	The Borrower shall supply the following information that is true, complete and valid:

(i)	the Borrower’s usage of the Loan;

(ii)	the Borrower’s funds inflow;

(iii)	all documents that the Borrower generally dispatches to its creditors;

(iv)
promptly, any further materials as reasonably required by the Lender regarding the financial condition, business, operation and other respect of any Obligor, and any other information that is reasonably required by the Lender; and

(v)
a notification to the Lender, in the case that there is change to the specimen signature of any person who is authorized by the Borrower to sign this Agreement, with the company seal of the Borrower and the specimen signature after change.

(b)
As of the Agreement Date, the Borrower shall serve the Lender with thirty-day prior notice and obtain the prior written consent from the Lender in the case that there is any change of the constitutional documents of the Obligor.

(c)
The Borrower shall coordinate with the Lender in respect of funds payment management, post-loan management and relevant inspection, ensure that each Corporate Obligor shall maintain good books and records, and allow the Lender to examine the asset, plant, books and records of each Corporate Obligor.

(d)
The Borrower shall inform the Lender by written notice within five days after the occurrence of any material violation of law by any Obligor, any governmental penalty or criminal prosecution, or any material adverse event that affects the Borrower’s ability to repay the Loan.

15.7	Proceedings

The Borrower shall inform the Lender promptly upon becoming aware of any ongoing, pending or threatened to brought against it litigation, arbitration or administrative proceeding that might cause Material Adverse Effect towards the Borrower and any Obligor.

15.8	Notice of Default

The Borrower shall inform the Lender promptly after the occurrence of any Event of Default or Potential Event of Default, provide all the information that is reasonably required by the Lender, and make timely remedy.

15.9	Authorization

The Borrower shall obtain immediately and ensure that each Obligor obtain immediately any authorization required by any applicable laws to effect the validity and enforceability of Business Financial Documents to which the Borrower or the Obligor is a party, or any necessary authorization to perform the obligations under the Business Financial Documents to which the Borrower or the Obligor is a party, and shall provide the verified copies of such authorization to the Lender immediately.

15.10	Related Transaction

The Borrower shall ensure that any transaction with its Affiliate shall be fair and reasonable, and shall conclude written agreement.

15.11	Pari Passu Ranking

The Borrower shall ensure each Obligor’s obligations under the Business Financial Documents to which it is a party shall rank or will rank all times as least pari passu with its other unsecured and unsubordinated obligation in all its existing or future Financial Indebtedness, except for the preferential obligations that are mandatorily provided by laws of general application to companies.

15.12	Subordinate Status

Unless the Lender satisfactorily believes that the relevant Borrower will repay the loan of the Borrower’s Holding Company with the funds under its Subordinate Indebtedness and repay the loans under the Overseas Financial Agreement by its Holding Company, the Borrower shall ensure that any existing or future loans, granted to its Related Company or Holding Company, or any other indebtedness that is in the nature of loan (the “Subordinate Loan”) is subordinate to the indebtedness owing to the Lender under this Agreement (the “Preferential Indebtedness”) to the satisfaction of the Lender, including but without limitation that the complete and irrevocable settlement of any Preferential Indebtedness shall be a precondition for the repayment of Subordinate Indebtedness. For this purpose, the Borrower shall ensure that the relevant fund providers and the Borrower will sign any related document or agreement with the Lender at the request of the Lender from time to time.

15.13	Change in Structure and Business

The Borrower shall ensure that no substantial change or suspension is made to its and each Obligor’s organizational structure or the general nature or scope of its operation business.

15.14	Material Event

The Borrower shall (and shall ensure each Obligor) obtain the consent from the Lender in the event of equity investment, merger and acquisition, and consolidation, split-off, equity transfer, increase or decrease of the registered capital and any other material event.

15.15	Maintenance of Status

The Borrower shall adopt and ensure each Obligor’s adoption of any necessary action to maintain its existence, and ensure its rights and proper qualifications to conduct its business in any relevant judicial jurisdiction.

15.16	Adverse effect

The Borrower shall comply with and ensure each Obligor’s compliance with any requirements imposed by any applicable laws related to the Business Financial Documents, and strictly comply with the terms of the Business Financial Documents and perform the obligations under the Business Financial Documents, and shall not conduct, cause or allow any action which the Lender reasonably consider might damage, jeopardize or have adverse effect towards the Business Financial Documents.

15.17	Loan Account

The Borrower shall maintain the Loan Account at the Lender’s branch so long as there is any Loan or other funds that are still not yet repaid or the Commitment is still valid.

15.18	Energy Conservation, Emission Reduction and Compliance

The Obligor shall comply with the PRC laws and regulations in all material aspects regarding energy conservation, emission reduction and compliance, and avoid violation of any aforesaid law and regulation and any risk of any adverse environment and social consequence.

15.19	Prepayment

The Borrower is aware of and agrees that, the Lender has the right to recall the Loan in advance based on the situation of fund inflow of the Lender according to Section 21 Subsection 4 of the “Interim Measures for Administration of Working Capital” (Order [2010] No. 1 of China Banking Regulatory Commission). To exercise such right, the Lender shall negotiate friendly with the Borrower regarding the time, amount and method of the recall of such Loan.

15.20	Financial Indebtedness

The Borrower shall ensure that any obligor shall not provide loan, credit, credit support or guarantee or compensation, or bear any Financial Indebtedness, unless the Lender gives prior written consent or there is express permission in the Group Loan Agreement.

15.21	Negative Undertakings

(a)
The Borrower shall not (and ensure that each Obligor shall not) create or allow creating any Security Interest on any of its asset, without the prior written consent or express permission under the Group Loan Agreement.

(b)
If the main purpose of the following arrangement or transaction is to raise Financial Indebtedness or to finance asset acquisition, the Borrower shall not (and the Borrower shall ensure that each Obligor shall not at the same time):

(i)	sell, transfer or dispose in any other way any asset by ways of leasing back to the Obligor or repurchasing by the Obligor;

(ii)	sell, transfer or dispose in any other way of its any receivables with recourse;

(iii)	conduct or allow any interest maintenance arrangement;

(iv)	conduct or allow any transaction in which its funds or interest at bank or in any other account might have been used, offset or consolidated; or

(v)	conduct or allow any other preferential transaction that might have similar effect.

(c)	the aforesaid subsections (a) and (b) are not applicable to:

(i)	any Security Interest created by the Business Financial Documents;

(ii)	any Security Interest existing as of the Agreement Date, excluding that has been disclosed before or on the Agreement Date;

(iii)	any guarantee that is created by laws and regulations during the ordinary operation of the Obligor;

(iv)
after the Agreement Date, any Security Interest created on the assets that is bought and developed (or purport to be bought or be developed) by any Obligor during its ordinary operation under fair and reasonable terms, of which the purpose is to guarantee the repayment of the finance or refinance facilitating the sale or development of such assets, but the amount of such finance or refinance shall not exceed the purchase or development cost.

(v)
any existing Security Interest on the assets of a company when such company acquires from any other company, only if the Lender has given its written prior consent on such acquisition, and the amount that Security Interest guarantees shall not increase; or

(vi)	any Security Interest to which the Lender has given its prior written consent.

15.22	Maintenance of Asset and Intellectual Property Right

The Borrower shall (and ensure that each Obligor shall):

(a)	ensure that all the assets necessary to its business are in good operation status and condition (except for ordinary wear and tear); and

(b)	legally and effectively maintain and exercise the intellectual property right it holds and uses, and shall not violate other’s intellectual property right.

15.23	Disposal of Assets

Unless there is express permission under the Group Loan Agreement or prior written consent from the Lender, the Borrower shall not (and shall ensure that each Obligor shall not) sell, transfer, give, lease or dispose all or any material part of its business or assets without the prior written consent from the Lender, no matter whether it is conducted as an individual transaction or in a series of transactions, or it is related or voluntarily, unless:

(a)	sell inventory during its ordinary operation;

(b)	exchange for assets that are equivalent or higher in kind and value, or dispose of abandoned assets under ordinary business condition; or

(c)	dispose of assets as mandatorily required by laws or any governmental authority, but the Borrower or relevant Obligor shall deliver certificates evidencing such mandatory requirements.

15.24	Controlling Shareholder

As of the first Utilization Date, the Borrower shall ensure that the Group Borrower directly or indirectly hold 100% shares of each the PRC Subsidiaries, control and manage the PRC Subsidiaries.

15.25	Gannan Flying Crane’s 200,000-Square-Meter Land

(a)
The Borrower will ensure that Gannan Flying Crane discloses any information related to the existing or proposed project, any new building, structure, construction, or facility on the Gannan Flying Crane’s 200,000-Square-Meter Land, and ensure that Gannan Flying Crane will not sell, transfer or dispose of in any other way any building, structure, construction, or facility on such land or allow creation of any Security Interest, or damage the interest of the Lender in any other way.

(b)
If the Lender exercises its rights and interests under the Gannan Flying Crane Land Mortgage Agreement, the Borrower shall ensure that the Lender has the right to dispose of any building, structure, construction or facility, existing or in process, on the Gannan Flying Crane’s 200,000-Square-Meter Land at the same time.

15.26	Future Warranties of the Borrower

(a)	The Borrower shall ensure that relevant Obligor maintains the relevant ownership of its relevant assets under the Security Documents during the terms of the Loan;

(b)	The Borrower shall ensure that its shareholders and relevant Obligors will fully perform its security obligations during the terms of the Loan; and

(c)	Unless otherwise agreed by the Lender, the Borrower shall take necessary measures to make sure that all the outstanding loans owing to the

Lender under the Loan shall be paid in the same currency with the Loan.

16.	DEFAULT

16.1	Events of Default

Each of the events set out in Clause 16 is an Event of Default.

16.2	Non-Payment

Any Obligor does not pay on the due date any payment payable pursuant to the Business Finance Documents at the specified place at and in the agreed currency, or any Obligor fails to pay within three Business Days from the due date any payment payable pursuant to the Business Finance Documents at the place at and in the currency specified in the Business Finance Documents due to the transfer system of such payment encountering technical malfunction or miscalculation.

16.3	Misuse

The Borrower does not apply the Loan for the purpose contemplated in Clause 3 (Purpose), or does not utilize the Loan funds in contemplated ways.

16.4	Breach of Other Obligations

Any Obligor does not comply with any provision of the Business Finance Documents (while provisions of Clause 16.2 or Clause 16.3 shall be directly applied to events of default referred to in Clause 16.2 (Non-payment) and Clause 16.3 (Misuse)) and such failure to comply is incapable of remedy, or Obligor does not remedy the failure to comply within 14 days after the Lender has given notice to the Obligor or the Obligor is aware of or should have been aware of the failure to comply (the earlier date shall prevail) in case that there are remedies for such failure to comply.

16.5	Misrepresentation

Any representation, undertaking or statement made or restated by any Obligor in the Business Finance Documents or relevant loan application documents is incorrect in any material respect when made or restated, or deemed to be made or restated.

16.6	Cross Default

(a)	Financial indebtedness

(i)	Any Financial Indebtedness of any Obligor is not paid on the due date; or

(ii)
Any Event of Default occurs under any documents in relation to Financial Indebtedness of any Obligor (or any event constitutes an Event of Default due to the giving of notice, the lapse of time, the making of any determination regarding its importance, or the fulfilment of any other relevant condition, or combination of the foregoing); or

(iii)
Any Financial Indebtedness of any Obligor becomes due and payable prior to its specified maturity or becomes payable upon simple demand as a result of any Event of Default (however described) under any documents in relation to the Financial Indebtedness; or

(iv)
Any commitment or underwriting for any Financial Indebtedness of any Obligor is cancelled or suspended as a result of any Event of Default (however described) under any document in relation to Financial Indebtedness; or

(v)	Any Security Interest securing the Financial Indebtedness over any assets of any Obligor becomes enforceable.

In addition, accumulative total amount (no overlapping counting) of the Financial Indebtedness in respect of events referred to in above (i) to (v) exceeds RMB 3,000,000 (or equivalent amount in other currency).

(b)	Any Event of Default defined in the Group Loan Agreement occurs under the Group Loan Agreement.

16.7	Insolvency

(a)
Any Obligor is unable or is deemed to be unable to pay its debts as they fall due under applicable law, or any Obligor is deemed to become insolvent under applicable law, or any Obligor admits inability to pay its debts as they fall due; or

(b)	Any Obligor suspends or declares such intention of suspending making payments on all or any of its debts, or declares a moratorium in respect of any of its debts; or

(c)	By reason of financial difficulties, any Obligor commences negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness.

16.8	Bankruptcy Proceedings

(a)	Any action (including application, suggesting or convening meeting) is taken in order to reach any settlement, assignment or other arrangement with any creditor of any Obligor; or

(b)	Any Obligor convenes meetings in order to discuss or adopt any resolution (or application) in relation to the liquidation or take-over, or any analogous resolution has been adopted; or

(c)	Any Obligor submits an application in relation to the liquidation or take-over; or

(d)	Decision on any liquidation or take-over of any Obligor has been made; or

(e)
Any action (including application, suggesting or convening meeting) is taken in order to reorganize, take over, escrow, liquidate or dissolve any Obligor, or any Obligor is involved in any other bankruptcy proceedings.

16.9	Appointment of Receiver and Administrator

(a)	Appoint any liquidator, receiver, bankruptcy receiver, administrator or other similar officer in respect of any Obligor or any of its assets; or

(b)	Any Obligor initiatively requests the appointment of liquidator, receiver, bankruptcy receiver, administrator or other similar officer; or

(c)	Any other step has been taken to enforce any Security Interest over any assets of any Obligor.

16.10	Creditor’s Action

Any expropriation, confiscation, sequestration, freezing, distress or execution of any assets of any Obligor leads to a Material Adverse Effect on the performance of its obligations under the Business Finance Documents to which it is a party.

16.11	Analogous Proceedings

Any event or circumstance happens to any Obligor at any place and in any case which the Lender reasonably believes is analogous to events referred to in Clause 16.7 (Insolvency) to Clause 16.10 (Creditor’s Action) (including Clause 16.7 and Clause 16.10).

16.12	Cessation of Business

Any Obligor ceases or threatens to cease to carry on all or a material part of its business.

16.13	Unlawfulness and Invalidity; Refusal of Validity

(a)	It is or becomes unlawful for any Obligor to perform any of its material obligations under the Business Finance Documents to which it is a party.

(b)	Any obligation of any Obligor under the Business Finance Documents to which it is a party is or becomes invalid or unenforceable.

(c)	Any Obligor denies the validity of the Business Finance Documents to which it is a party, or refuses to pay explicitly or by action before the due date.

16.14	Qualified Opinion by Auditors

Auditors of Corporate Obligors issue a qualified opinion on the financial statement.

16.15	Material Adverse Effect

Any event having a Material Adverse Effect occurs, or any event or a series of events (including, without limitation, serious deterioration in funds inflow conditions of the Borrower) occurs in respect of business, financial conditions or prospects of any Obligor which has a Material Adverse Effect.

16.16	Other Events

(a)
Any Obligor receives any instruction or order from superior competent authorities, or any Obligor is required by any law, regulation or administrative order, as a result, the obligations of the Obligors under the Business Finance Documents are affected.

(b)
Any material assets of any Obligor is involved in any enforcement, sequestration, distress, lien or supervision measure, or any event or circumstance which may lead to the involvement in such measures occurs.

17.	CONSEQUENCES RESULTING FROM EVENTS OF DEFAULT

Upon the occurrence and continuance of an Event of Default, the Lender is entitled to (but not obligated to) by notice to the Borrower:

(a)	cancel the Commitment; and/or

(b)
declare all or any part of the Loan, its accrued interest and all other amounts payable (including relevant Break Costs) under the Business Finance Documents shall be immediately due and payable, and require the Borrower to immediately repay all or any part of the Loan principal, interest or other amounts payable; and/or

(c)	declare the credit arrangement under the Credit Agreement shall be suspended or cancelled; and/or

(d)
declare security rights under any security granted pursuant to relevant Security Documents shall be implemented or realized and immediately enforced, including but not limited to requiring relevant security provider to immediately discharge security liability and immediately dispose of the collateral in the way agreed under relevant Security Documents.

18.	EXPENSES

18.1	Costs

(a)
Unless otherwise agreed, the Borrower and the Lender shall allocate the costs arising from the Business Finance Documents in accordance to the relevant state regulations and industry practice. The Borrower shall be responsible for any cost the Lender incur in enforcing its rights as a result of the Borrower’s delay in the payment of the Loan principal, interest, or fees payable under the Business Finance Documents, including but not limited to, the attorneys’ fees, travel expenses, fees for communication, maintainence, announcement, enforcement, and other similar fees.

(b)
The Borrower shall, within five Business Days of notice by the Lender, pay the Lender the amount of all costs and expenses stated in Clause 18.1(a) above, including costs and expenses of legal advisors and other relevant advisors, in the currency in which costs and expenses are incurred.

(c)
The Borrower shall promptly on demand pay the Lender the amount of all costs and expenses incurred as a result of investigating relevant circumstance which the Lender reasonably believes may constitute an Event of Default or a Potential Event of Default.  However, if such circumstance is not regarded as an Event of Default or a Potential Event of Default eventually, the Borrower needs not to pay such costs and expenses stated in this clause.

18.2	Loan Procurement Fees

The Borrower shall pay the Lender an amount of RMB 450,000 as loan procurement fee on the first Utilization Date, which shall be made to the account specified by the Lender.

19.	Stamp Duty

The Borrower and the Lender shall each pay any applicable stamp duty payable or potentially payable in connection with the entry into, performance or enforcement of the Business Finance Documents (including any penalty payable in connection with any delay in paying), pursuant to laws and regulations.

20.	INDEMNITIES

20.1	Currency Indemnity

(a)
If a sum received by the Lender in connection with the responsibility of the Borrower under relevant Business Finance Documents in certain currency, or the sum has to be converted into certain currency as a result of any claim, collection of evidence, judgment or award given or made in relation to such responsibility, and such currency is different from the currency (the "Agreement Currency") in which such sum should be made under the Business Finance Documents:

Business Finance Documents:

(i)	the Borrower shall, as an independent obligation, indemnify the Lender against any loss or liability arising out of the currency conversion;

(ii)
the Borrower shall promptly on demand indemnify the Lender against any discrepancy amount in the Agreement Currency, in case that the Lender receives less money than the original owing amount indicated in the Agreement Currency after the sum is converted into the Agreement Currency at a market rate of exchange in the ordinary course of business; and

(iii)	the Borrower shall promptly on demand pay the Lender foreign exchange costs and taxes arising out of such currency conversion.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount payable in a currency other than that provided under the Business Finance Documents.

20.2	Other Indemnities

(a)	the Borrower shall promptly on demand indemnify the Lender against any loss or liability incurred as a result of:

(i)
receipt or recovery of all or any part of any Loan or overdue amount by the Lender, however, as to all or part of such Loan, the date of receipt or recovery is not the due date of such Loan, or in case of prepayment pursuant to provisions of this Agreement, the date of receipt or recovery is not the last day of the relevant Interest Period of such Loan, or as to an overdue amount, the date of receipt or recovery is not the last day of the relevant Interest Period of such overdue amount;

(ii)	the occurrence of any Event of Default or Potential Event of Default;

(iii)	any information furnished by the Borrower is misleading in any respect;

(iv)	a failure by the Borrower to pay any amount due under the Business Finance Documents on its due date;

(v)
funding, or making funding arrangements for the Loan, which is not actually made by reason of the operation of any one or more of the provisions of the Business Finance Documents (other than by reason of Default or negligence by that Lender ); or

(vi)	the occurrence of any circumstance applicable to Clause 17 (Consequences resulting from Events of Default).

(b)	The liability of the Borrower under the above clause(a) shall include any expenses incurred as a result of borrowing, agreed borrowing or employing capital for any amount payable, any amount of repayment or prepayment, or any Loan under the Business Finance Documents.

(c)
The Borrower shall indemnify the Lender, the agents of the Lender and/or any Affiliate of the Lender, and /or any employees, managers, etc. (the “Aggrieved Party”) against all direct loss incurred by the Aggrieved Party as a result of the misconduct or misuse of the Loan by the Borrower, or operation or dealing of the Loan under the instruction or authorization by the Borrower (other than by reason of gross negligence or wilful misconduct by the Lender, the agents of the Lender and/or any Affiliate of the Lender, and /or any employees, managers, etc.)

21.	CERTIFICATES AND CALCULATIONS

Accouts in connection with the Business Finance Documents maintained by the Lender, and any certificates, calculations or determination in respect of any interest rate or any amount payable under the Business Finance Documents are, in the absence of manifest error, conclusive evidence of the matters to which they relate.

22.	AMENDMENT, WAIVER AND CONSENT

22.1	Amendment to this Agreement

Any amendment to any provisions of this Agreement shall be made by the Borrower and the Lender in writing.

22.2	Waiver and Cumulative Remedies

The rights of the Lender under the Business Finance Documents can be exercised many times if necessary, and such rights are cumulative rights, and not exclusive of the rights under the general laws. Waiver of any rights shall be made explicitly by the Lender in writing. No delay in exercising or failure to exercise, on the part of the Lender, any such rights shall be deemed as a waiver.

23.	CHANGE OF LENDER

The Lender is entitled to assign or transfer all or part of its rights or obligations under the Business Finance Documents, and transfer Loan assets formed by all or part the Loan which has been disbursed by the Lender, but the Borrower’s consent is required if the Lender transfers all or part of the obligations under this Agreement. (the Borrower shall not unreasonably deny or delay giving the consent, and if the Borrower fails to reply within 5 business days after receiving the notices, it shall be deemed to have already given the consent.)

24.	CHANGE OF BORROWER

The Borrower shall not assign or transfer any of its rights or obligations under the Business Finance Documents.

25.	NOTICES

25.1	Delivery of Notices

All notices or other communication under or in connection with the Business Finance Documents shall be made by letter or fax. Any such notices shall be deemed to be delivered at the time:

(a)	if by way of letter, the third day after the notices are sent by courier in accordance with the address agreed in this clause.

(b)	If by way of fax, when receiving the fax delivery report confirming the fax receiving number, the pages of delivery and the delivery has successfully ends.

provided that, if the notices made in accordance with the aforesaid provisions are received on the non-business days or beyond the office hours, next business day of the receiving place shall be the delivery time.

25.2	Notice Address

(a)	the address and fax number of the Borrower to receive all notices under or in connection with the Business Finance Documents is:

Address: 12 floor, No.3 Building, Jia No.10 Jiu Xian Qiao Road, Chaoyang District, Beijing
Zip code:  100016
Fax number: (86 10) 64311050
Attention：Chen Li

Or other contact information as the Borrower may notify the Lender by not less than five Business Days' prior notice.

(b)	the address and fax number of the Lender to receive all notices under or in connection with the Business Finance Documents is:

Address: Room 2601-2609, 26/F, Phase II Office Tower Shanghai IFC, 8 Century Avenue, Pudong New Area, Shanghai Zip code: 200120 Fax number: (86 21) 68597007 Attention：Feifei Chen / Qin Zhu / Xin Jiang
Or other contact information as the Lender may notify the Borrower by not less than five Business Days' prior notice.

26.	DISCLOSURE OF INFORMATION

The Lender may disclose to the following persons:

(a)	any of its Affiliates;
(b)	its head office and any other branches;
(c)	the Group Financing Parties; and
(d)	any of the following persons:
(i)	to (or through) whom the Lender assigns or transfers (or potentially assigns or transfers) all or part of its rights and/or obligations under the Business Finance Documents;
(ii)
with (or through) whom the Lender enters into (or potentially enters into) any other transactions in relation to the Business Finance Documents or the Borrower, or enters into other transactions under which payments are to be made by reference to the Business Finance Documents; or

(iii)	to whom information is required to be disclosed by the Lender in accordance with any applicable law and regulations, judicial judgments, or requirements of administrative regulatory bodies,

any information about the Borrower or Business Finance Documents as the Lender shall consider appropriate, but as far as the circumstances set out in Clauses (d)(i) and (d)(ii) are concerned, the Lender shall enter into confidentiality undertakings in a confidentiality letter it usually uses with the person who may obtain the disclosed information.

27.	SET-OFF

The Lender may, at any time after an Event of Default, set off any liabilities owing to the Borrower (whether due or not) with the due liabilities owing to the Borrower by the Lender under the Business Finance Documents, regardless of the place of payment, booking branch or currency of any liability. If any such liabilities are in different currencies, the Lender may convert them at a market rate of exchange in its usual course of business for the purpose of the set-off.

28.	SEVERABILITY

If any provision of the Business Finance Documents is or becomes illegal, invalid or unenforceable in any applicable jurisdiction, neither the legality, validity or enforceability of the other provisions of the Business Finance Documents in this jurisdiction nor the legality, validity or enforceability of the provision or other provisions of the Business Finance Documents in other jurisdictions shall not be affected.

29.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and all the signed counterparts constitute a complete and the same document. Both Parties hereto keep one agreement respectively, each of which has equally binding force.

30.	TERMINATION

The Borrower and Lender may terminate this Agreement through agreement. After the termination of this Agreement, the rights and obligations of both parties under this Agreement are terminated, and both Parties have no liability to each other. The Lender shall cooperate with the Borrower to carry out the mortgage de-registration formalities of the collaterals under the Security Documents (the Borrower shall bear the relevant costs).

31.	LANGUAGE

This Agreement is written and executed in Chinese.

32.	GOVERNING LAW

This Agreement shall be governed and construed by the laws of the PRC.

33.	JURISDICTION

The Parties hereto agree that the people’s courts with jurisdiction in Shanghai where the Lender is located have non-exclusive jurisdiction over any dispute in connection with this Agreement.

34.	THIS AGREEMENT AND CREDIT AGREEMENT

This Agreement is an integral part of the Credit Agreement and, in the event of any inconsistency between this Agreement and the Credit Agreement, the provisions of this Agreement shall prevail.

This Agreement shall become effective when executed by the authorized representatives and sealed by company seals of the Parties on the date stated at the beginning of this Agreement.

SCHEDULE 1

Initial Conditions Precedent

1.	COPORATE AND PERSONAL DOCUMENTS

(a)	Copies of the corporate documents of each Corporate Obligor that have been verified to be true (including documents applicable to Gannan Flying Crane Longjiang Branch), including but not limited to:

(i)	institution credit code certificate;
(ii)	valid business license passing the annual inspection for year 2011.
(iii)	certificate of approval for foreign invested enterprises and the approvals for enterprise establishment and changes.
(iv)	joint-venture contract (including any amendment, if any)
(v)	valid articles of association (including any amendment, if any)
(vi)	organization code certificate;
(vii)	valid IC card for foreign exchange registration;
(viii)	latest capital verification report; and
(ix)	tax registration certificates for national taxes and for local taxes.

(b)	The valid of account opening certificate of the Borrower, and its loan card.

(c)
Resolutions or other authorization documents by the internal corporate authority of each Corporate Obligor, approving the execution of the Business Finance Documents to which it is a party and authorizing representatives to sign the Business Finance Documents to which it is a party, with the specimens of signatures of the authorized representatives.

(d)	Copies of the PRC identity card, passport and certification of marital status of the Guarantor that have been verified to be true.

(e)	Letter of consent issued by the spouse of the Guarantor who agrees that the Guarantor execute the Guarantee Agreement, in form and substance satisfactory to the Lender.

(f)
Specimens of signatures and photocopies of personal identifications (affixed with the Company’s seal) of all persons authorized to sign the Payment Authorization Letter on behalf of the Lender, and the documents certifying that these persons have authorization to sign the Payment Authorization Letter.

2.	BUSINESS FINANCE DOCUMENTS

(a)	Business Finance Documents properly executed by relevant parties.

(b)
Written notice to the Borrower by the facility agent bank under the Group Loan Agreement, confirming that all conditions precedent for facility utilization underthe Group Facility Agreement have been satisfied.

(c)
The documents satisfactory to the Lender, evidencing that the Security Documents have come into force, relevant procedures of registration or delivery have been fulfilled, and relevant securities have been validly created, including but not limited to:

(i)
Certificates of other rights showing that mortgages subject to the Gannan Flying Crane Land and Plant Mortgage Agreements have been registered at the Registration Authority in the place where the relevant collaterals are located, and query certificate (if applicable) showing the aforesaid mortgages have been recorded in the register at the Registration Authority; and

(ii)
Certificates of other rights showing that mortgage subject to the  Borrower’s Real Estate Mortgage Agreement has been registered at the local Registration Authority, and query certificate (if applicable) showing the aforesaid mortgages have been recorded in the register at the Registration Authority.

(d)
Certificates in writing issued by the competent Registration Authority after the Certificates of other rights for the mortgage subject to the Gannan Flying Crane Land Mortgage Agreement are issued, confirming that there is no built building on the Gannan Flying Crane 200,000 Square-Meter of Land and there is no security on the construction in process.

(e)
Insurance certificate documents showing the Borrower has purchased from an insurance company approved by the Lender the insurances requested by the Lender including without limitation property all risk insurance and third party liability insurance covering the Borrower’s Real Estate  with the Lender as the sole beneficiary (except for Third Party Liability Insurance), and the total insurance amount of it and the Gannan Flying Crane Buildings is no less than 110% of the amount of the Loan.

(f)
Insurance certificate documents showing Gannan Flying Crane has purchased from an insurance company approved by the Lender the insurances requested by the Lender including without limitation property all risk insurance and third party liability insurance covering the Gannan Flying Crane Buildings  with the Lender as the sole beneficiary (except for Third Party Liability Insurance), and the total insurance amount of it and the Borrower’s Real Estate is not less than 110% of the amount of the Loan.

(g)	Letter of Confirmation and Undertakings signed by the Borrower, which is in form and substance satisfactory to the Lender (see Schedule 3 for the form of such letter).

3.	Legal Opinions

(a)	Legal opinions of White & Case LLP as to the Business Finance Documents, in form and substance satisfactory to the Lender.

(b)	Legal opinions of Global Law Office as to the Business Finance Documents, in form and substance satisfactory to the Lender.

(c)	Legal opinions issued to the Lender by a Lender approved law firm regarding the registration of the Project Real Estate Mortgage, which are in form and substance satisfactory to the Lender.

4.	Other Documents

(a)	Original Financial Statements.

(b)
Formal valuation reports or similar documents issued by Savills satisfactory to the Lender, certifying that the market value of the Borrower’s Real Estate is not less than and will not be less than $7,970,000 (or its equivalent, RMB 50,100,000) on the Utilization Date.

(c)
Formal valuation reports or similar documents issued by Savills satisfactory to the Lender, certifying that the market value of the Gannan Flying Crane 200,000 Square-Meter of Land is not less than and will not be less than $2,350,000 (or its equivalent, RMB 14,760,000) on the Utilization Date.

(d)
Formal valuation reports or similar documents issued by Savills satisfactory to the Lender, certifying that the market value of the Gannan Flying Crane 29,689 Square-Meter of Land and the Gannan Flying Crane Buildings is not less than and will not be less than $960,000 (or its equivalent, RMB 6,030,000) on Utilization Date.

(e)
Certification documents certifying that the costs, expenses and taxes (except for the loanprocurement fees) subject to Clause 18 (Expenses) and Clause 19 (stamp Duty) have been paid, or will be paid from the utilization funds under the Group Loan Agreement, by the Borrower.

(f)
Other authorization or documents reasonably requested and approved by the Lender to ensure the validity and enforceability of the Loan and Business Finance Documents, to comply with provisions of the “Interim Measures for Administration of Working Capital” and other relevant regulatory requirements by the banking regulators from PRC and Hong Kong after the Agreement Date (the Lender shall inform the Borrower in advance and give the Borrower sufficient time to prepare and deliver such documents).

SCHEDULE 2

FORM OF PAYMENT AUTHORIZATION LETTER

To:             Wing Lung Bank Limited, Shanghai Branch (as the Lender)

Date:           [           ]

Re: RMB15,000,000 Term Loan Agreement dated [        ]
between the Lender and the Borrower (the "Loan Agreement")

1.	The Payment Authorization Letter is irrevocable.

2.
In accordance with terms and conditions of the Loan Agreement, we hereby notify the Lender that we wish to request the Lender to draw down the Loan facility on the following terms and the terms and conditions of the Loan Agreement:

(1)         Loan Drawdown Amount: RMB[   ]

(2)         Utilization Date: [    ]

(2)         Payment Order

Detail of Authorized Payment							Currency:
No.	Payment Date	Payment Amount	Recipient’s Name	Recipient Bank	Recipient Account (the account of the Borrower’s trade counterparty)	Fund Purpose	Notes

3.
We hereby entrust and authorize the Lender to act our behalf and pay directly the amount of the Loan proceeds to the recipient as stated in the Detail of Authorized Payment through the Loan Account maintained by us with the Lender, and we assume all charges associated herewith.

4.
We hereby confirm the following: the conditions set out in Clause 4.2 (Further Conditions Precedent) of the Loan Agreement have been satisfied on the date when the Payment Authorization Letter is issued and will be satisfied as well on the Utilization Date; the representations, warranties and statements we made and repeated on the date of this notice in accordance with the Loan Agreement are true; no Event of Default, Potential Event of Default or Material Adverse Effect exists or will be triggered by this utilization.

5.	We confirm that the Loan being requested to be utilized complies with the provisions of Clause 3 (Purpose) of the Loan Agreement.

6.	Unless otherwise defined in this Payment Authorization Letter, terms used in the Loan Agreement have the same meaning in this Payment Authorization Letter.

7.	Certification documents for the purpose of the Loan are follows: [please provide]

(Company Seal)

_______________________________________________
Authorized Signatory:

SCHEDULE 3

LETTER OF CONFIRMATION AND UNDERTAKINGS

To:             Wing Lung Bank Limited, Shanghai Branch

WHEREAS, in accordance to the “RMB 15,000,000 Loan Agreement” (Contract Number: M-00005-2013, hereinafter, the “Loan Agreement”) we have entered into on [month][date] 2013, you haved agreed to extend to us a working capital loan in the amount of RMB 15,000,000. In compliance with the provisions of the “Interim Measures for Administration of Working Capital” (Order [2010] No. 1 of China Banking Regulatory Commission), we confirm and undertake as follows:

Article 1.    Loan Application Materials

You will not be responsible to disburse any loan under the Loan Agreement, unless the content and method of application submitted for the working capital loan satisfy the following requirement:

1.1
(If the loan shall be used to repay working capital loans from other banks,) the original loan agreement, promissory note, related transaction documents and certificates, notice of loan maturity or letter of authentication of the loan issued by the original credit bank, or other smilar documents, and certificates of repayment issued by the other banks shall be provided within 7 days after the date of utilization;

1.2	(If the loan shall be use to purchase goods such as raw material) sales contract, certificates of payment, declaration of customs, and invoice; and

1.3	Any other documents you deem necessary or reasonable.

We undertake that the information provided is true, complete and valid.

Article 2                      Purpose of the Loan

We shall not apply any of the loan under this Loan Agreement to the investment of fixed assets or equity interest, or production or operation in sectors or purposes that are prohibited by the state.

Article 3                      Disbursement of Loan

3.1 Loan capital under the Loan Agreement shall be disbursed in the following manner: (please mark “√” in the [ ] when applicable, otherwise please mark “x”)
[√] Entrusted payment by party A;
[x] Direct payment by party B.

“Entrusted payment by party A” means that party A, according to party B’s utilization application and payment instruction, pays the loan capital, through party B’s account, to the counterpart of party B consistent with the purposes stipulated in the Loan Agreement; “direct payment by party B” means that, after party A disburses the loan capital to party B’s account according to party B’s utilization application, party B directly pays such loan capital to its counterpart consistent with the purose stipulated in the Loan Agreement.

counterpart of party B consistent with the purposes stipulated in the Loan Agreement; “direct payment by party B” means that, after party A disburses the loan capital to party B’s account according to party B’s utilization application, party B directly pays such loan capital to its counterpart consistent with the purose stipulated in the Loan Agreement.

3.2  Entrusted Payment by Party A

3.2.1 Loan capital under the Loan Agreement shall be paid via entrusted payment by party A.

3.2.2 We shall submit certification documents for the purpose of the loan, subject to your approval, when applying for the utilization of loan capital under the Loan Agreement. You shall, according to the stipulated uses of the loan, have the right to examine whether the payment receiver, the amount of payment and other information contained in the payment request submitted are identical to those indicated in the corresponding commercial contract and other certificates; otherwise, you shall reserve the right to reject such utilization request.

3.2.3 Upon approval of the disbursement of the loan, you shall directly pay the loan capital to our counterpart through our account. You will not be liable, and we will waive such liability, if disbursement of the capital or payment of the loan captial is delayed due to your review or accounting treatment.

3.3 Direct Payment by Party B
If the loan capital under the Loan Agreement is paid via direct payment by party B, we shall make periodic ( / ) summary reports regarding the payment of the loan capital. You shall also have the right to, by making account analyses, voucher verification or on-site investigation, examine whether the payments are made for purposes as stipulated in the Loan Agreement; we shall also provide active cooperation to your above examination.

3.4  Restricted or Prohibited Act for the Payment of Loan Capital

3.4.1 /;

3.4.2 /;

3.4.3 /.

3.5  If, during the payment of loan capital, our credit standing deteriorates, principal business profitability becomes weak, or there are abnormal circumstances in the utilization of loan capital, you shall have the right to take the following measures, separately or collectively:

3.5.1 Request us to submit additional conditions for the disbursement and payment of the loans;

3.5.2 Change the payment method from “direct payment by party B” to “entrusted payment by party A”;

3.5.3 Terminate the disbursement and payment of the loan capital.

Article 4    Monitor of Capital Collection

4.1    We designate the following account as the special capital collection account for the Loan Agreement; we shall, before the fifth business day of each month, provide you the bank statement of the previous month for the aforesaid account, for your convenience in monitoring such account:
Detailed information for the capital collection account:
Name of Account: Heilongjiang Feihe Dairy Co., Ltd
Account Number: 11001022100059999999
Bank: China Construction Bank Corporation Limited, Beijing Branch, Xinyuan Subbranch

If you do not consider the capital inflows and outflows of the above account sufficient to reflect our capital collection, you have the right to require us to designate another account as the special capital collection account; withing five (5) business days of such written notice, we will submit the account information for the new designated account.

4.2    With respect to the above special capital collection account, we shall comply with the account capital inflow and account balance management requirement (when applicable): /.

4.3    If you have any special requirement regarding the inflows and outflows of the aforesaid special capital collection account, we shall, in accordance with your requirement, enter into a separate agreement of account management with you.

Article 5    Our Special Warranties/ Undertakings

5.1    Strictly abide by the principle of good faith in providing documents and materials required, and undertake to provide authentic, complete and valid documentations and materials;

5.2    Cooperate with you in loan payment management, post-loan management and relevant inspections, including but not limited to, providing records and materials for the utilization of loan capital.

5.3    Obtain your prior consent for making investments, substantive increase of debt financing, merger, split, equity transfer or any other major event;

5.4    You shall have the right to accelerate the maturity of the loans according to the status of the capital collection under this Loan Agreement, including the principle, interest and all other related costs; we will provide active cooperation to the above action;

5.5    Promply notify you any material adverse event that may affect our repayment capability;

5.6    Ensure all financial indicators within the effective period of the Loan Agreement are no less than: asset-liability ratio no moree than ／ , total financing no more than ／ , other indicators ／ ;

5.7    Abide your requirement regarding the loan capital payment management, and may not use “piecemeal”, or any other form of measures, to circumvent the use of entrusted payment  by the lender, in paying the loan capital under the Loan Agreement;

5.8    You have the right to participate in the large-sum financing, asset sale, merger, split, equity transformation, bankruptcy, liquidation and other events, so as to effectively protect your creditor’s rights.

Article 6     Liability for Breach of Contract

6.1    We shall take responsibilities as stiputed in Clause 6.2 for any breaches, and you have the right to take corresponding measures stipulated in Clause 6.2, if any of the following occurs:

6.1.1 Failure to use the loan as stipulated;

6.1.2 Failure to pay loan capital with the stipulated method;

6.1.3 Failure to comply with the undertakings/ warranties;

6.1.4 Exceeding the stipulated financial indicators;

6.1.5 Occurrence of any material cross default (“cross default” in this clause means any debt default other than the debt under this Loan Agreement, or any other debt that has been accelerated to maturity that has the same effect as event of default under the Loan Agreement; “material” in this clause mean any other debt, amount of which exceeds RMB 3,000,000, or any other instances you consider as constitute “material”) or any Event of Default defined under the Group Loan Agreement; or

6.1.6 Other circumstances in violation of the Loan Agreement, violation of any other obligations stipulated under this Letter of Confirmation and Undertakings, or any other event of default stipulated under the Loan Agreement.

6.2    Occurrence of any of the circumstance stipulated in Clause 6.1 shall constitute an event of default under the Loan Agreement, and you shall have the right to take measures stipulated in Article 17 of the Loan Agreement (separately or collectively), and require the guarantor to be jointly liable and/or to dispose of the collateral in order to achieve the priority of compensation.

Article 7     Miscellaneous

7.1 This Letter of Confirmation and Undertakings shall become effective when executed by the authorized representatives/ affixed with the company’s seal, and will automatically cease to be effective on the day when all principle, interests and other related costs under this Loan Agreement are repaid in full.

7.2    This Letter of Confirmation and Undertakings constitutes an integral part of the aforesaid Loan Agreement, and has the same legal effect as the aforesaid Loan Agreement. In the event of any content conflict, stipulations under this Letter of Confirmation and Undertakings shall prevail. Otherwise, the stipulations in the aforesaid Loan Agreement shall still be applicable.

It is hereby confirmed and undertaken!

Borrower (Company Seal):                        Authorized Signatory (Signature /Company Seal):
Heilongjiang Feihe Dairy Co., Ltd.

Date: [month][day][year]

EXECUTION PAGE I of THE RMB15,000,000 TERM LOAN AGREEMENT

The Borrower

Heilongjiang Feihe Dairy Co., Ltd.
(Company Seal)

Authorised Signatory: You-Bin Leng
Title: Legal Representative

EXECUTION PAGE II of THE RMB15,000,000 TERM LOAN AGREEMENT

The Lender

Wing Lung Bank Limited, Shanghai Branch
(Company Seal)

Authorised Signatory:  Jing-Ming Liu
Title: Legal Representative